LAZARD FRERES & CO.

                                        NEW YORK


                                        January 21, 1994

The Board of Directors
Paramount Communications Inc.
15 Columbus Circle
New York, NY 10023-7780

Dear Members of the Board:

      We refer to our written opinions to you set forth in the letter, dated January 12, 1994 (the "January 12, 1994 Letter"). You have requested our opinion, as of this date, as to the relationship from a financial point of view of the Amended Viacom Transaction Consideration (as defined in the January 12, 1994 Letter), as further amended by Viacom on January 18, 1994 pursuant to the Amended Viacom Proposal (as defined below), to the QVC Transaction Consideration (as defined below).

      As stated in the January 12, 1994 Letter, we understand that the proposed acquisition by QVC Network, Inc. ("QVC") of all of the outstanding shares of common stock (the "Common Stock") of Paramount Communications Inc. ("Paramount") by means of a cash tender offer (the "QVC Offer") by QVC, followed by a proposed second-step merger of Paramount and QVC (the "QVC Second-Step Merger"; collectively with the QVC Offer, the "QVC Two-Step Transaction") is to be effected pursuant to the Agreement and Plan of Merger, dated as of December 22, 1993, between QVC and Paramount (the "QVC Merger Agreement"), whereby (i) QVC is offering to purchase 61,607,894 shares of Common Stock, or such greater number as equals 50.1% of the outstanding shares of Common Stock, at a purchase price of $92.00 per share in cash, and (ii) following completion of the QVC Offer, Paramount would be merged into QVC in the QVC Second-Step Merger, and each share of Common Stock not purchased in the QVC Offer (other than shares of Common Stock held in the treasury of Paramount or owned by Paramount or any


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The Board of Directors
Paramount Communications Inc.
January 21, 1994
Page 2


direct or indirect wholly-owned subsidiary of Paramount or QVC or shares of Common Stock held by those Stockholders (as defined below) who exercise and perfect stockholders appraisal rights under Delaware law) would be converted into the right to receive (a) 1.43 shares of common stock of QVC (the "QVC Common Stock "), (b) 0.32 shares of a new series 6% cumulative non-convertible exchangeable preferred stock of QVC (the "QVC Merger Preferred Stock") and (c) 0.32 warrants to purchase one share of QVC Common Stock at a price of $70.34 per share, exercisable at any time by the holder prior to the tenth anniversary of the QVC Second-Step Merger (the "QVC Warrants") (the aggregate consideration payable to holders of Common Stock (the "Stockholders") pursuant to the QVC Offer set forth in clause (i) and the aggregate consideration payable to Stockholders pursuant to the QVC Second-Step Merger set forth in subclauses (a), (b) and (c) of clause (ii) is collectively referred to as the "QVC Transaction Consideration"). We also understand that the QVC Merger Agreement provides that the QVC Merger Preferred Stock will pay cumulative quarterly dividends at a rate of $3.00 per annum per share, will have a liquidation preference of $50.00 per share, will be redeemable for cash by QVC at declining redemption premiums on and after the fifth anniversary of the QVC Second-Step Merger and will be exchangeable by QVC into QVC's 6% subordinated debentures (the "QVC Debentures") at an exchange rate of $50.00 principal amount of QVC Debenture per share of QVC Merger Preferred Stock on and after the third anniversary of the QVC Second-Step Merger. In addition, we understand that the QVC Warrants will be exercisable with cash or by using an equivalent amount of liquidation preference of QVC Merger Preferred Stock or principal amount of QVC Debentures and will be redeemable for cash by QVC, at its option, at $15.00 per QVC Warrant on and after the fifth anniversary of the QVC Second-Step Merger.

      In addition, we understand that, as set forth in
(i) the written proposal submitted to Paramount by Viacom Inc. ("Viacom") on January 18, 1994 and (ii) Amended Number 25 to the Tender Offer Statement on Schedule 14D-1 filed by Viacom, National Amusements, Inc., Mr. Summer M. Redstone and Blockbuster Entertainment Corporation ("Blockbuster") with the Securities and Exchange Commission (the "Commission") on January 18, 1994, (the "Viacom Tender Offer Statement") (collectively, the "Amended Viacom Proposal"), Viacom amended the terms of the cash tender offer (the "Viacom Offer") that it had commenced on October 25, 1993. Under the Amended Viacom Proposal, (a) Viacom is offering in the Viacom Offer to purchase 61,657,432 shares of Common Stock, or such greater number as equals 50.1% of the outstanding shares of Common Stock, at a purchase price of $107.00 per share in cash, and
(b) following completion of the Viacom Offer, in accordance


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The Board of Directors
Paramount Communications Inc.
January 21, 1994
Page 3

with the form of Agreement and Plan of Merger, between Viacom and Paramount (the "Form Viacom Merger Agreement") that is attached to the Exemption Agreement, dated December 22, 1993, between Viacom and Paramount (the "Viacom Exemption Agreement"), Paramount would be merged into Viacom in the proposed second-step merger between Viacom and Paramount (the "Viacom Second-Step Merger"; collectively with the Viacom Offer, the "Viacom Two-Step Transaction"), and each share of Common Stock not purchased in the Viacom Offer (other than shares of Common Stock held in the treasury of Paramount or owned by Paramount or any direct or indirect wholly-owned subsidiary of Paramount or Viacom or shares of Common Stock held by those Stockholders who exercise and perfect stockholders appraisal rights under Delaware law) would be converted into the right to receive (1) 0.93065 shares of Class B common stock of Viacom (the "Viacom Class B Common Stock"), (2) 0.30408 shares of a new series of Viacom cumulative convertible exchangeable preferred stock (the "Viacom Merger Preferred Stock"), (3) 0.5 warrants to purchase one share of Viacom Class B Common Stock at a price of $60.00 per share, exercisable at any time by the holder prior to the third anniversary of the Viacom Second-Step Merger and
(4) 0.93065 contingent value rights of Viacom (the "Viacom CVRs") having the terms described below (the aggregate consideration payable to Stockholders pursuant to the Viacom Offer set forth in clause (a) and the aggregate consideration payable to Stockholders pursuant to the Viacom Second-Step Merger set forth in subclauses (1), (2), (3) and (4) of clause (b) is collectively referred to as the "Revised Viacom Transaction Consideration"). We also understand that the Amended Viacom Proposal provides that each Viacom CVR will represent the right on the first anniversary of the Viacom Second-Step Merger to receive in cash or securities, at Viacom's election, the amount by which the Average Trading Value (as defined in the Amended Viacom Proposal and as described below) of Viacom Class B Common Stock is less than a minimum price of $48.00 per share of Viacom Class B Common Stock, and Viacom will have the right, in its sole discretion, to extend the payment measurement dates of the Viacom CVR by one year, in which case the minimum price will increase to $51.00 per share of Viacom Class B Common Stock, and a further one year extension right which, if exercised, would increase the minimum price to $55.00 per share of Viacom Class B Common Stock. As used in the Amended Viacom Proposal, the "Average Trading Value" will be based upon the market prices of Viacom Class B Common Stock during the 60 trading days ending on the last day of the relevant period and is subject to a floor of $38.00 per share of Viacom Class B Common Stock.


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The Board of Directors
Paramount Communications Inc.
January 21, 1994
Page 4

        Lazard Freres & Co. has from time to time acted as financial advisor to Paramount and has acted as its financial advisor in connection with proposed QVC Two-Step Transaction and proposed Viacom Two-Step Transaction. As you know, a General Partner of our firm is a member of Paramount's Board of Directors. In addition, we have from time to time in the past provided, and we are currently providing, in matters unrelated to Paramount, financial advisory or financing services to one or more of the respective equity investors in Viacom and QVC, or persons engaged in pending transactions with one or more of such investors, and we have received, or expect to receive, fees for the rendering of such services. In connection with our opinions set forth in this letter, we have, among other things:

        (i) reviewed the terms and conditions of (a) the written proposal submitted by QVC on December 20, 1993, Amendment Number 21 to the Tender Offer Statement Schedule 14D-1 filed by QVC on December 23, 1993 with the Commission, and the QVC Merger Agreement (including the form Exemption Agreement between QVC and Paramount attached thereto) and (b) the Amended Viacom Proposal, the Viacom Tender Offer Statement and the Viacom Exemption Agreement (including the Form Viacom Merger Agreement attached thereto);

        (ii) reviewed the terms and conditions of the Agreement and Plan of Merger, dated as of January 7, 1994, between Viacom and Blockbuster (the "Blockbuster Merger Agreement"), and the Subscription Agreement, dated January 7, 1994, between Viacom and Blockbuster, analyzed the Amended Viacom Proposal both with and without giving effect to the consummation of the proposed merger between Viacom and Blockbuster contemplated by the Blockbuster Merger Agreement and observed that the proposed merger between Viacom and Blockbuster is subject to the approval of the stockholders of Blockbuster;

        (iii) analyzed certain historical business and financial information relating to Paramount, Viacom, QVC and Blockbuster, including (a) the Annual Reports to Stockholders and the Annual Reports on Form 10-K of Paramount for each of the fiscal years ended
      October 31, 1988 through 1992, the Transaction Report on Form 10-K of Paramount for the period from November 1, 1992 through April 30, 1993 and Quarterly


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The Board of Directors
Paramount Communications Inc.
January 21, 1994
Page 5

      Reports on Form 10-Q of Paramount for the quarters ended January 31, April 30 and July 31 for each of the same fiscal years and for the quarters ended January 31, April 30, July 31 and October 31, 1993, (b) the Annual Reports to Stockholders and the Annual Reports on Form 10-K of Viacom for each of the fiscal years ended December 31, 1988 through 1992, and Quarterly Reports on Form 10-Q of Viacom for the quarters ended March 31, June 30 and September 30 for each of the same fiscal years, and for the quarters ended
      March 31, June 30, and September 30, 1993, (c) the Annual Reports to Stockholders and the Annual Reports on Form 10-K of QVC for each of the fiscal years ended January 31, 1989 through 1993, and Quarterly Reports on Form 10-Q of QVC for the quarters ended April 30, July 31 and October 31 for each of the same fiscal years, and for the quarters ended April 30, July 31 and October 31, 1993 and (d) the Annual Reports to Stockholders and the Annual Reports on Form 10-K of Blockbuster for each of the fiscal years ended December 31, 1988 through 1992, and Quarterly Reports on Form 10-Q of Blockbuster for the quarters ended March 31, June 30 and September 30 for each of the same fiscal years, and for the quarters ended
      March 31, June 30, and September 30, 1993;

        (iv) reviewed certain financial forecasts and other data provided to us by Paramount, Viacom, QVC and Blockbuster relating to their respective businesses (except in the case of Paramount, financial forecasts for the current fiscal year only, having been advised that Paramount has not prepared projections beyond the current fiscal year);

        (v) conducted discussions with members of the senior management of Paramount, Viacom, QVC and Blockbuster with respect to the business and prospects of Paramount, Viacom, QVC and Blockbuster and the strategic objectives of each;

        (vi) reviewed public information with respect to certain other companies in lines of businesses we believe to be comparable to the businesses of Paramount, Viacom, QVC and Blockbuster;

        (vii) reviewed the financial terms of certain business combinations involving companies in lines of


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The Board of Directors
Paramount Communications Inc.
January 21, 1994
Page 6

      business we believe to be comparable to those of Paramount, Viacom, QVC and Blockbuster, and in other industries generally;

        (viii) reviewed the historical stock prices and trading volumes of the Common Stock, Viacom Class B
      Common Stock, QVC Common Stock and shares of common stock of Blockbuster;

        (ix) reviewed the procedures for bidding set forth in the QVC Merger Agreement and the Viacom Exemption
      Agreement, in particular noting the respective provisions therein providing for the extension of the QVC Offer or the Viacom Offer, as applicable, for 10 business days upon delivery of a Completion
      Certificate (referred to in the QVC Merger Agreement or the Viacom Exemption Agreement, as applicable) by QVC or Viacom, as applicable; and

        (x) conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the financial and other information provided by Paramount, Viacom, QVC and Blockbuster to us, and on the representations contained in the QVC Merger Agreement and the Form Viacom Merger Agreement, and we have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets of Paramount, Viacom, QVC or Blockbuster. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available judgments of the managements of Paramount, Viacom, QVC or Blockbuster as to the future financial performance of Paramount, Viacom, QVC and Blockbuster, respectively. In addition, we have assumed that the Viacom Proposal (as defined in the January 12, 1994 Letter) and the Amended Viacom Proposal were made in compliance with the terms and conditions of the Viacom Exemption Agreement. Further, our opinions are based on economic, monetary and market conditions existing on this date.

        We have not reviewed any proxy statement or similar document that may be prepared for use in connection with the proposed QVC Two-Step Transaction or the proposed Viacom Two-Step Transaction. In accordance with the Procedures for Submissions of Proposals (the "Bidding Procedures") established


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The Board of Directors
Paramount Communications Inc.
January 21, 1994
Page 7

by Paramount's Board of Directors on December 13, 1993, Paramount's Board of Directors has authorized us to respond to inquiries with respect to Paramount from prospective bidders (in addition to QVC and Viacom) and to receive proposals from additional bidders, if any. We have not, however, solicited third party indications of interest in acquiring all or any part of Paramount.

        As part of our analysis, we have continued to evaluate the transactions, as we have in the past, not only on the basis of current market values but also applying other financial valuation methodologies generally applicable to transactions of this type. These financial valuation methodologies, which are subject to certain limitations as applied to these prospective combinations, including the lack of projections for Paramount beyond the current fiscal year and the difficulties in quantifying synergies and revenue enhancements resulting from the combinations, slightly favor in varying degrees the Revised Viacom Transaction Consideration from a financial point of view. On the basis of recent market values, the QVC
Transaction Consideration has had a slightly higher market valuation than the Revised Viacom Transaction Consideration; in this connection, we observe the high volatility of Viacom
Class B Common Stock and QVC Common Stock and that the market prices of the stocks seem to be impacted by the perception of the market-place as to whether QVC or Viacom would be the ultimate acquiror of Paramount.

        We also observe that there is a greater percentage of cash and preferred stock as components of the Revised Viacom Transaction Consideration than the QVC Transaction Consideration. We further note the offering of the Viacom CVRs in the Amended Viacom Proposal. Finally, we observe the express preference of Paramount's Board of Directors in the Bidding Procedures for cash and securities readily susceptible to valuation, such as securities with a fixed income stream, with a liquidation preference, or in the case of equity securities, securities which enjoy the benefits of a wide collar or other value assurance mechanism.

        Our engagement and the opinions expressed herein are solely for the benefit of Paramount's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, Viacom, QVC, Blockbuster, any stockholders of Paramount, Viacom, QVC or Blockbuster or any other person other than Paramount's Board of Directors.


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The Board of Directors
Paramount Communications Inc.
January 21, 1994
Page 8

        In reaching our opinions expressed herein, we have taken into account various factors, including our assessment of the probability of consummation of the proposed merger between Viacom and Blockbuster contemplated by the Blockbuster Merger Agreement under the circumstances existing on the date of this letter and that, given the terms and conditions of the proposed QVC Two-Step Transaction and the proposed Viacom Two-Step Transaction and the limitations of the financial valuation methodologies referred to above, we view as a favorable factor an offer that contains a greater percentage of cash and securities readily susceptible to valuation. Based on and subject to the foregoing and such other factors as we deemed relevant, including our assessment of economic, monetary and market conditions existing on the date of this letter, we are of the opinion that, as of this date, (i) the QVC Transaction Consideration is fair to the Stockholders from a financial point of view (ii) the Revised Viacom Transaction Consideration is fair to the Stockholders from a financial point of view and
(iii) the Revised Viacom Transaction Consideration is marginally superior to the QVC Transaction Consideration from a financial point of view.


                               Very truly yours,


                               /s/ Lazard Freres & Co.